SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  ------------


                    Under the Securities Exchange Act of 1934

                                  SCHEDULE 13G

                                 AMENDMENT NO.1

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934




                         Environmental Power Corporation
                         -------------------------------
                                (Name of Issuer)



                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)



                                    29406L201
                                    ---------
                                 (CUSIP Number)



                                December 31, 2005
                -------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|  Rule 13d-1(b)
      |X|  Rule 13d-1(c)
      |_|  Rule 13d-1(d)




                               Page 1 of 10 Pages

                                  SCHEDULE 13G

CUSIP No. 29406L201                                           Page 2 of 10 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       First New York Securities L.L.C.

--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       New York
--------------------------------------------------------------------------------
                               5)     SOLE VOTING POWER

       NUMBER                         630,900
       OF                    ---------------------------------------------------
       SHARES                  6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                       0
       EACH                  ---------------------------------------------------
       REPORTING               7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                           630,900
                             ---------------------------------------------------
                               8)     SHARED DISPOSITIVE POWER

                                      0
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       630,900
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       6.7%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       BD
--------------------------------------------------------------------------------


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


                                  SCHEDULE 13G

CUSIP No. 29406L201                                          Page 3 of 10 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Eric Goldstein
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                   5)     SOLE VOTING POWER

       NUMBER                             22,700
       OF                       ------------------------------------------------
       SHARES                      6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                           0
       EACH                     ------------------------------------------------
       REPORTING                   7)     SOLE DISPOSITIVE POWER
       PERSON
       WITH                               22,700
                                ------------------------------------------------
                                   8)     SHARED DISPOSITIVE POWER

                                          264,650
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       287,350
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.1%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------


                                     3 of 10

                                  SCHEDULE 13G

CUSIP No. 29406L201                                          Page 4 of 10 Pages
--------------------------------------------------------------------------------

1)     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Sam Ginzburg
--------------------------------------------------------------------------------
2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP          (a) |_|
                                                                 (b) |X|
--------------------------------------------------------------------------------
3)     SEC USE ONLY

--------------------------------------------------------------------------------
4)     CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                                5)     SOLE VOTING POWER

       NUMBER                          23,071
       OF                    ---------------------------------------------------
       SHARES                   6)     SHARED VOTING POWER
       BENEFICIALLY
       OWNED BY                        0
       EACH                  ---------------------------------------------------
       REPORTING
       PERSON                   7)     SOLE DISPOSITIVE POWER
       WITH
                                       23,071
                             ---------------------------------------------------
                                8)     SHARED DISPOSITIVE POWER

                                       255,750
--------------------------------------------------------------------------------
9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       278,821
--------------------------------------------------------------------------------
10)    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                   |_|
--------------------------------------------------------------------------------
11)    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.0%
--------------------------------------------------------------------------------
12)    TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------


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


                                  Schedule 13G

Item 1(a).  Name of Issuer:

Environmental Power Corporation

Item 1(b).  Address of Issuer's Principal Executive Offices:

One Cate Street, 4th Floor
Portsmouth, New Hampshire  03801

Item 2(a).  Name of Person Filing:

(1)   First New York Securities L.L.C. ("FNYS")

(2)   Eric Goldstein. Mr. Goldstein is a Member of FNYS.

(3)   Sam Ginzburg. Mr. Ginzburg is a Member of FNYS.

Item 2(b).  Address of Principal Business Office or, if None, Residence:

(1)   First New York Securities L.L.C.:   850 Third Avenue, 17th Floor
                                          New York, NY  10022

(2)   Eric Goldstein:                     c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

(3)   Sam Ginzburg:                       c/o First New York Securities L.L.C.
                                          850 Third Avenue, 8th Floor
                                          New York, NY  10022

Item 2(c).  Citizenship:

(1)   First New York Securities L.L.C.:   New York

(2)   Eric Goldstein:                     United States

(3)   Sam Ginzburg:                       United States

Item 2(d).  Title of Class of Securities:

Common Stock, par value $0.01 per share

Item 2(e).  CUSIP Number:



                                     5 of 10

29406L201

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:

            (a)   |_|   Broker or Dealer Registered Under Section 15 of the Act
                        (15 U.S.C. 78o)

            (b)   |_|   Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                        78c)

            (c)   |_|   Insurance Company as defined in section 3(a)(19) of the
                        Act (15 U.S.C. 78c)

            (d)   |_|   Investment Company registered under section 8 of the
                        Investment Company Act of 1940 (15 U.S.C. 80a-8)

            (e)   |_|   Investment Adviser in accordance with ss.
                        240.13d-1(b)(1)(ii)(E)

            (f)   |_|   Employee benefit plan or endowment fund in accordance
                        with ss. 240.13d-1(b)(1)(ii)(F)

            (g)   |_|   Parent Holding Company or control person in accordance
                        with ss.240.13d-1(b)(ii)(G)

            (h)   |_|   Savings Association as defined in ss.3(b) of the Federal
                        Deposit Insurance Act (12 U.S.C. 1813)

            (i)   |_|   Church plan that is excluded from the definition of an
                        investment company under ss.3(c)(15) of the Investment
                        Company Act of 1940 (15 U.S.C. 80a-3)

            (j)   |_|   Group, in accordance with ss.240.13d-1(b)(ii)(J)

Item 4.     Ownership.

            (a)         Amount beneficially owned:(1)

                  (1)   First New York Securities L.L.C.:   630,900

                  (2)   Eric Goldstein:                     287,350

                  (3)   Sam Ginzburg:                       278,821

             (b)        Percent of class:

                  (1)   First New York Securities L.L.C.:   6.7%

                  (2)   Eric Goldstein:                     3.1%

                  (3)   Sam Ginzburg:                       3.0%


-------------------

(1) Percentages based on 9,418,632 shares of Common Stock to be outstanding as reported in the Issuer's Rule 424(b)(4) Prospectus, filed November 16, 2005.


                                     6 of 10

            (c)         Number of shares as to which such person has:

                  (i)   Sole power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   630,900

                        (2)   Eric Goldstein:                     22,700

                        (3)   Sam Ginzburg:                       23,071

                  (ii)  Shared power to vote or to direct the vote:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Eric Goldstein:                     0

                        (3)   Sam Ginzburg:                       0

                  (iii) Sole power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   630,900

                        (2)   Eric Goldstein:                     22,700

                        (3)   Sam Ginzburg:                       23,071

                  (iv)  Shared power to dispose or to direct the disposition of:

                        (1)   First New York Securities L.L.C.:   0

                        (2)   Eric Goldstein:                     264,650(2)

                        (3)   Sam Ginzburg:                       255,750(2)

Item 5.     Ownership of Five Percent or Less of a Class.

Not Applicable.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

See Item 2(a) above.

-----------------------

(2) Includes shares owned by First New York Securities L.L.C. as to which the reporting person may be deemed to share dispositive power.


                                     7 of 10

Item 9.     Notice of Dissolution of Group.

Not Applicable.

Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


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


                                   SIGNATURE
                                   ---------

         After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date: February 14, 2006             FIRST NEW YORK SECURITIES L.L.C.


                                    By: /s/ Mario Maugeri
                                        -------------------------------
                                        Name: Mario Maugeri
                                        Title: Director of Operations


                                    /s/ Eric Goldstein
                                    -----------------------------------
                                    Eric Goldstein


                                    /s/ Sam Ginzburg
                                    -----------------------------------
                                    Sam Ginzburg


                                     9 of 10

                                                                       Exhibit 1


                            AGREEMENT OF JOINT FILING


      Pursuant to rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned persons hereby agree to file with the Securities and Exchange Commission the Statement on Schedule 13G (the "Statement") to which this Agreement is attached as an exhibit, and agree that such Statement, as so filed is on the behalf of each of them.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of February 14, 2006.



                                    FIRST NEW YORK SECURITIES L.L.C.

                                    By: /s/ Mario Maugeri
                                        ---------------------------------
                                        Name: Mario Maugeri
                                        Title: Director of operations


                                    /s/ Eric Goldstein
                                    -------------------------------------
                                    Eric Goldstein


                                    /s/ Sam Ginzburg
                                    -------------------------------------
                                    Sam Ginzburg


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